Exhibit 1

KEYPORT LIFE INSURANCE COMPANY

SUBSIDIARIES OF THE COMPANY

Independence Life & Annuity Company

Liberty Advisory Services Corp.

Keyport Financial Services Corp.

Keyport Benefit Life Insurance Company

Keyport Ltd.